Exhibit 99.1

Beam Therapeutics Reports Third Quarter 2025 Financial Results and
Recent Business Updates

Expanded Dose Exploration in Part A and Dose Escalation in Part B of BEAM-302 Phase 1/2 Study in Alpha-1 Antitrypsin Deficiency Ongoing; Updated Data and Clinical Development Update Expected in Early 2026

Updated Data from BEACON Phase 1/2 Trial of BEAM-101 in Sickle Cell Disease Accepted for Presentation at American Society of Hematology (ASH) Annual Meeting

First Subject Dosed with BEAM-103, ESCAPE Anti-CD117 Monoclonal Antibody, in Healthy Volunteer Trial

Ended Third Quarter 2025 with $1.1 Billion in Cash, Cash Equivalents and Marketable Securities; Cash Runway Expected to Support Operating Plans into 2028

Cambridge, Mass., November 4, 2025 – Beam Therapeutics Inc. (Nasdaq: BEAM), a biotechnology company developing precision genetic medicines through base editing, today reported third quarter 2025 financial results and provided updates across the company’s hematology and genetic disease franchises.

“As we near the end of 2025, we see broad-based momentum across our growing portfolio of clinical-stage hematology and liver-targeted genetic disease base editing programs,” said John Evans, chief executive officer at Beam. “Our alpha-1 antitrypsin deficiency program, the first clinical program to directly correct a disease-causing mutation in vivo, remains a top priority, and we're pleased with the continued enrollment and dosing progress in the BEAM-302 Phase 1/2 trial. We look forward to providing a broad update on the program in early 2026 with new clinical data and next steps to advance BEAM-302 to patients. In sickle cell disease, we look forward to sharing updated data from the BEACON trial of BEAM-101 at the ASH meeting in December, where we aim to continue to demonstrate a differentiated manufacturing and clinical profile in these patients with recurrent severe VOCs. We have also initiated dosing of the BEAM-103 antibody from our ESCAPE platform, which we believe can play an important role in next wave therapies for sickle cell disease.”

Mr. Evans continued, “In addition, we are thrilled for the Orbital Therapeutics team following its proposed acquisition by Bristol Myers Squibb, indicating the significant potential of Orbital's platform and pipeline. Beam contributed capabilities and technology in mRNA and targeted lipid nanoparticles to Orbital, and this outcome further validates our innovative platform strategy to unlock additional shareholder value in non-core areas and accelerate the creation of new medicines for patients.”

Third Quarter 2025 and Recent Progress

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Updated data from the BEACON Phase 1/2 clinical trial of BEAM-101 in patients with sickle cell disease (SCD) were accepted for presentation at the upcoming American Society of Hematology (ASH) Annual Meeting, taking place December 6-9, 2025, in Orlando, Fla.
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The first subject was dosed in a Phase 1 healthy volunteer clinical trial of BEAM-103, an anti-CD117 monoclonal antibody (mAb) developed as part of the company’s ESCAPE (Engineered Stem Cell Antibody Evasion) platform. ESCAPE represents a potential alternative to genotoxic conditioning regimens in stem cell transplantation, potentially avoiding toxicity challenges associated with currently available conditioning regimens for patients with SCD and beta-thalassemia.
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In the Phase 1/2 study of BEAM-302 in alpha-1 antitrypsin deficiency (AATD), dosing has commenced in the multi-dose cohort evaluating two 60 mg doses administered eight weeks apart in Part A of the trial, designed to evaluate AATD patients with lung disease. In addition, the first patient was dosed in the first cohort in Part B of the trial, designed to evaluate AATD patients with mild to moderate liver disease with or without lung disease.

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In August, the U.S. Food and Drug Administration (FDA) granted Regenerative Medicine Advanced Therapy (RMAT) designation to BEAM-101 for the treatment of SCD. The designation is designed to support the development and evaluation of regenerative medicines, with the intention of addressing serious or life-threatening diseases that have unmet medical needs.
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In October, Bristol Myers Squibb announced a definitive agreement under which they will acquire Beam collaborator Orbital Therapeutics for $1.5 billion in cash. As of the announcement, Beam held 75 million shares of Orbital common stock, which represented a fully diluted ownership stake of approximately 17%.1

Key Anticipated Milestones

Liver-targeted Genetic Disease Franchise

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Beam expects to report data from the dose-escalation portions of Part A and Part B of the BEAM-302 Phase 1/2 trial and provide a clinical development update in early 2026.
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Beam plans to continue dosing in the Phase 1/2 clinical trial of BEAM-301 in glycogen storage disease Ia (GSDIa).

Hematology Franchise

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Beam plans to present updated data from the BEACON Phase 1/2 trial at the ASH Annual Meeting, taking place December 6-9, 2025.

Third Quarter 2025 Financial Results

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Cash Position: Cash, cash equivalents and marketable securities were $1.1 billion as of September 30, 2025, compared to $850.7 million as of December 31, 2024.
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Research & Development (R&D) Expenses: R&D expenses were $109.8 million for the third quarter of 20252, compared to $94.3 million for the third quarter of 2024.
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General & Administrative (G&A) Expenses: G&A expenses were $26.7 million for the third quarter of 2025, compared to $26.5 million for the third quarter of 2024.
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Net Income (Loss): Net loss was $112.7 million, or $1.10 per share, for the third quarter of 2025, compared to $96.7 million, or $1.17 per share, for the third quarter of 2024.

Cash Runway

Beam expects that its cash, cash equivalents and marketable securities as of September 30, 2025, will enable the company to fund its anticipated operating expenses and capital expenditure requirements into 2028. This expectation includes funding directed toward reaching each of the key anticipated milestones for BEAM-101, ESCAPE, BEAM-301 and BEAM-302 described above.

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1 The Orbital acquisition is subject to the satisfaction of closing conditions, and the sale price is subject to certain financial adjustments and holdbacks. As a result, Beam is unable to predict the timing and final amount of proceeds it may receive from the transaction, if any, with certainty.

2 Includes $14.5 million of in-process research and development expenses related to an acquisition completed during the period.

About Beam Therapeutics

Beam Therapeutics (Nasdaq: BEAM) is a biotechnology company committed to establishing the leading, fully integrated platform for precision genetic medicines. To achieve this vision, Beam has assembled a platform with integrated gene editing, delivery and internal manufacturing capabilities. Beam’s suite of gene editing technologies is anchored by base editing, a proprietary technology that is designed to enable precise, predictable and efficient single base changes, at targeted genomic sequences, without making double-stranded breaks in the DNA. This has the potential to enable a wide range of therapeutic editing strategies that Beam is using to advance a diversified portfolio of base editing programs. Beam is a values-driven organization committed to its people, cutting-edge science, and a vision of providing life-long cures to patients suffering from serious diseases.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, statements related to: the therapeutic applications and potential of our technology, including with respect to SCD, AATD, GSDIa, and ESCAPE; our plans, and anticipated timing, to advance our programs, including the clinical trial designs and expectations for BEAM-101, BEAM-103, BEAM-301 and BEAM-302; our plans to present updated data at the 2025 ASH Annual Meeting; the sufficiency of our capital resources to fund operating expenses and capital expenditure requirements and the period in which such resources are expected to be available; the timing and amount of any proceeds we may receive in connection with Bristol Myers Squibb’s acquisition of Orbital; our plans and anticipated timing to present data from ongoing clinical trials; and our ability to develop life-long, curative, precision genetic medicines for patients through base editing. Each forward-looking statement is subject to important risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement, including, without limitation, risks and uncertainties related to: our ability to develop, obtain regulatory approval for, and commercialize our product candidates, which may take longer or cost more than planned; our ability to raise additional funding, which may not be available; our ability to obtain, maintain and enforce patent and other intellectual property protection for our product candidates; the uncertainty that our product candidates will receive regulatory approval necessary to advance human clinical trials; that preclinical testing of our product candidates and preliminary or interim data from preclinical studies and clinical trials may not be predictive of the results or success of ongoing or later clinical trials; that initiation and enrollment of, and anticipated timing to advance, our clinical trials may take longer than expected; that our product candidates or the delivery modalities we rely on to administer them may cause serious adverse events; that our product candidates may experience manufacturing or supply interruptions or failures; risks related to competitive products; the satisfaction of the closing conditions in connection with Bristol Myers Squibb’s acquisition of Orbital and the calculation of the acquisition price adjustments and holdbacks; and the other risks and uncertainties identified under the headings “Risk Factors Summary” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Reports on Form 10-Q, and in any subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Contacts:

Investors:

Holly Manning

Beam Therapeutics

hmanning@beamtx.com

Media:

Josie Butler

1AB

josie@1abmedia.com

Condensed Consolidated Balance Sheet Data (unaudited)
(in thousands)

	September 30, 2025	December 31, 2024
Cash, cash equivalents, and marketable securities	$1,074,970	$850,740
Total assets	1,311,081	1,103,824
Total liabilities	345,079	370,279
Total stockholders’ equity	966,002	733,545

Condensed Consolidated Statement of Operations (unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
License and collaboration revenue	$9,698	$14,269	$25,634	$33,451
Operating expenses:
Research and development	109,769	94,258	310,343	266,117
General and administrative	26,740	26,515	81,539	82,865
Total operating expenses	136,509	120,773	391,882	348,982
Loss from operations	(126,811)	(106,504)	(366,248)	(315,531)
Other income (expense):
Change in fair value of derivative liabilities	(2,757)	(200)	650	2,400
Change in fair value of non-controlling equity investments	4,937	(2,064)	7,271	(13,003)
Change in fair value of contingent consideration liabilities	1,000	(27)	945	1,619
Interest and other income (expense), net	10,903	12,127	33,093	38,166
Total other income (expense)	14,083	9,836	41,959	29,182
Net loss before income taxes	$(112,728)	$(96,668)	$(324,289)	$(286,349)
Provision for income taxes	—	—	—	(39)
Net loss	$(112,728)	$(96,668)	$(324,289)	$(286,388)
Unrealized gain (loss) on marketable securities	780	2,869	111	1,155
Comprehensive loss	$(111,948)	$(93,799)	$(324,178)	$(285,233)
Net loss per common share, basic and diluted	$(1.10)	$(1.17)	$(3.32)	$(3.49)
Weighted-average common shares outstanding, basic and diluted	102,570,801	82,410,095	97,567,229	82,141,383